Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-171278 and 333-211471 on Form S-8, and Registration Statement No. 333-178506 on Form S-3, of our reports dated March 6, 2017, relating to the consolidated financial statements of RigNet, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of RigNet, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 6, 2017